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                                                                    EXHIBIT 99.1


                              [COMPANY LETTERHEAD]

                                  PRESS RELEASE


AMERICAN COIN MERCHANDISING, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

         Boulder, Colorado, April 29, 1999 - AMERICAN COIN MERCHANDISING, INC. (Nasdaq National Market: AMCN) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of April 29, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

         The Rights Plan is designed to enable all American Coin Merchandising, Inc. stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire American Coin Merchandising, Inc. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

         The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of the American Coin Merchandising, Inc. Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of American Coin Merchandising, Inc.'s Common Stock, all rightsholders except the buyer will be entitled to acquire American Coin Merchandising, Inc. Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of American Coin Merchandising, Inc.'s Common Stock without negotiations with the Board.

         The rights will trade with American Coin Merchandising, Inc.'s Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. American Coin Merchandising, Inc.'s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the American Coin Merchandising, Inc. Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

         American Coin Merchandising, Inc., headquartered in Boulder, Colorado, and its franchises own and operate more than 12,600 coin-operated skill-crane machines throughout the United States. These machines dispense stuffed animals, plush toys, watches, jewelry and other items. The Company's distinctive skill-crane machines are placed in supermarkets, mass merchandisers, bowling centers, bingo halls, bars, restaurants, warehouse clubs and similar locations.

         News releases and other information about American Coin Merchandising can be accessed at www.skill.crane.com.